UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 28, 2008
MIDWAY GAMES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12367 (Commission File Number)	22-2906244 (I.R.S. Employer Identification Number)
2704 West Roscoe Street, Chicago, Illinois 60618
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (773) 961-2222
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The change in control transaction described below in Item 5.01 of this Current Report on Form 8-K and incorporated herein by reference (the “Transaction”), has certain consequences with respect to the Registrant’s 6.0% Convertible Senior Notes due 2025 (the “6.0% Notes”) and 7.125% Convertible Senior Notes due 2026 (the “7.125% Notes,” and together, the “Notes”). Specifically, the Transaction constitutes a Fundamental Change for purposes of Section 3.09 of each of the Indenture, dated as of September 19, 2005, between the Registrant and Wells Fargo Bank, National Association (the “Trustee”), relating to the 6.0% Notes, and the Indenture, dated as of May 30, 2006, between the Registrant and Wells Fargo Bank, National Association, relating to the 7.125% Notes (together, the “Indentures”). Pursuant to Section 3.09 of the Indentures, upon the occurrence of a Fundamental Change, the Registrant is required, within 20 days of the occurrence of the Fundamental Change, to send to each holder of the Notes a notice (the “Fundamental Change Repurchase Notice”) regarding the occurrence of the Fundamental Change. The Registrant will be required to specify in the Fundamental Change Repurchase Notice a date (the “Fundamental Change Repurchase Date”), not later than 30 days from the delivery of the Fundamental Change Repurchase Notice, on which holders of the Notes will have the option to require the Registrant to repurchase their Notes at a price, payable in cash, equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. Based on current market conditions, the Registrant expects that all holders of the Notes will elect to require the Registrant to repurchase their Notes in accordance with the procedures outlined above. The Registrant has already received a notice from an investor in each of the 6.0% Notes and 7.125% Notes.
If all of the holders of the Notes exercise their repurchase right under the Indentures, the Registrant would be required to purchase the Notes at a repurchase price of 100% of the principal amount of the Notes, which would equal $150 million. If this were to occur, the Registrant does not believe, on the basis of its current liquidity, that it would have the ability to satisfy its obligation with respect to the repurchase of the Notes. A failure to satisfy its obligations with respect to the repurchase of any of the Notes on a Fundamental Change Repurchase Date would constitute an Event of Default under the Indentures, which would permit the Trustee under each Indenture or the holders of 25% of each series of the Notes to declare all of the Notes of that series immediately due and payable.
A failure of the Registrant to satisfy its obligation to repurchase Notes on a Fundamental Change Repurchase Date would also have consequences under (i) the Loan and Security Agreement, dated as of February 29, 2008, between the Registrant and certain of its affiliates, as borrowers and National Amusements, Inc. (“NAI”), as lender (the “Loan and Security Agreement”), (ii) the Unsecured Loan Agreement, dated as of February 29, 2008, between the Registrant, as borrower and NAI as lender (the “Unsecured Loan Agreement”) and (iii) the Unsecured Subordinated Loan Agreement, dated as of February 29, 2008, between the Registrant, as borrower and NAI as lender ((i),(ii) and (iii), collectively the “NAI Agreements”). Specifically, NAI would have the ability in such a circumstance, under the terms of the NAI Agreements, to declare all amounts outstanding under the NAI Agreements immediately due and payable. There is currently approximately $90,000,000 principal amount outstanding under the NAI Agreements. If these amounts were declared immediately due and payable, the Registrant does not believe, on the basis of its current liquidity, that it would have the ability to satisfy its obligations to repay these amounts.
Item 5.01 Changes in Control of Registrant.
The information disclosed in this Item 5.01 is based entirely on information contained in a Schedule 13D/A, dated December 1, 2008, filed with the SEC by Mr. Sumner Redstone, NAI and Sumco, Inc. and the exhibits thereto.
On November 28, 2008, each of Mr. Sumner M. Redstone, NAI and Sumco, Inc. (collectively, the “Sellers”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Acquisition Holdings Subsidiary I LLC (the “Purchaser”), pursuant to which the Sellers sold to the Purchaser, and the Purchaser purchased from the Sellers, all of the shares of common stock, $0.01 par value (the “Common Shares”) of the Registrant beneficially owned by the Sellers immediately prior to such sale, representing, collectively, approximately 87.2% of the total issued and outstanding Common Shares of the Registrant. Concurrently with the execution of the Stock Purchase Agreement, NAI and the Purchaser entered into a Participation Agreement (the “Participation Agreement”), pursuant to which NAI granted to the Purchaser, and the Purchaser acquired from NAI, (i) an undivided interest and participation in certain of the loans and advances made by NAI, whether before or after the date of the Participation Agreement, pursuant to the Loan and Security Agreement and the Unsecured Loan Agreement and (ii) all of NAI’s right, title and interest in, to and under the Loan and Security Agreement and the Unsecured Loan Agreement including guarantees, collateral, pledges, distributions, claims and causes of actions against the borrowers thereunder, all on the terms and conditions set forth in the Participation Agreement. The consideration paid by the Purchaser for the interests acquired under the Stock Purchase Agreement and the Participation Agreement was $100,000. The Registrant does not have knowledge as to the Purchaser’s source of these funds. MT Acquisition Holdings LLC is the sole member of the Purchaser. The President of MT Acquisition Holdings LLC is Mark Thomas.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 1, 2008, Mr. Robert J. Steele resigned as a director of the Registrant, effective immediately.
Item 7.01 Regulation FD Disclosure.
On November 20, 2008, a special committee of the Registrant’s Board of Directors retained Lazard to assist it in the evaluation of strategic and financial alternatives available to the Registrant.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GAMES INC.
December 4, 2008	By:	/s/ Matthew V. Booty

Matthew V. Booty
Chief Executive Officer and President